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                                                                    Exhibit 10.3

As Filed with the Securities and Exchange Commission on February 14, 2000. *INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                          TECHNOLOGY LICENSE AGREEMENT

This License Agreement ("the AGREEMENT"), is made and entered into this ___ day of November, 1999 ("the EFFECTIVE DATE") by and between:

        INTERMIND CORPORATION, to be renamed as OneName Corporation, a Washington corporation duly organized under law and having a place of business at 2101 Fourth Avenue, Suite 230, Seattle, WA 98121 ("ONENAME");

        and

        N2H2, INC., a Washington corporation with a place of business at 900 Fourth Avenue, Suite 3400, Seattle, WA 98164 ("N2H2").


WHEREAS, ONENAME has developed, and plans to further enhance, certain technology it calls eXtensible Name Service ("XNS"), which is defined in a Strategic Marketing Agreement ("MARKETING AGREEMENT") entered into by ONENAME and N2H2, a copy of which is attached as Schedule A, and ONENAME is the owner of other technology and intellectual property rights relating to XNS;

WHEREAS, ONENAME intends to use the XNS technology to provide enhanced Internet address and naming services using web agents to control and automate communications;

WHEREAS, the XNS technology is intended to include privacy filters that can, among other things, monitor and manage the email communications of ONENAME's customers and such customers may use ONENAME's privacy filters either at the client level ("CLIENT PRIVACY FILTER"), or at the server level ("SERVER PRIVACY FILTER");

WHEREAS, ONENAME and N2H2 desire to develop products which use and support XNS and other technologies relating to XNS; and,

WHEREAS, N2H2 desires to license certain rights relating to XNS and other technology relating to XNS from ONENAME;

NOW THEREFORE, in consideration of the promises, mutual covenants and agreements set forth herein, and in the MARKETING AGREEMENT, ONENAME and N2H2 agree as follows:

1.  DEFINITIONS

    1.1. PREVIOUSLY DEFINED TERMS. The terms "AGREEMENT," "MARKETING AGREEMENT," "EFFECTIVE DATE," "ONENAME,"

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         "N2H2," "CLIENT PRIVACY FILTER," and "SERVER PRIVACY FILTER" have the same meanings as ascribed to them above. Terms defined in MARKETING AGREEMENT shall have the meaning defined in MARKETING AGREEMENT, unless otherwise defined herein.

    1.2. PARTIES, PARTY. The term "PARTIES" means ONENAME and N2H2, collectively. The term "PARTY" means either ONENAME or N2H2.

    1.3. XNS, XSP, and XNSORG. The terms "XNS SERVICE PROVIDER" and "XSP" mean the registrars and operators of XNS servers and agents, as defined in the MARKETING AGREEMENT. The terms "XNS PUBLIC TRUST ORGANIZATION" and "XNSORG" mean an international non-profit organization ONENAME is establishing to maintain the XNS protocol, vocabulary, and XSP quality-of-service standards.

    1.4. PATENT RIGHTS. The term "PATENT RIGHTS" means and includes U.S. Patent No. 5,862,325 listed in Schedule B ("PATENT"), U.S. and foreign patent applications listed in schedule B ("PATENT APPLICATIONS"), any U.S. or foreign patent issuing thereon, any U.S. or foreign patent issuing from any applications claiming priority to the PATENT or any of the PATENT APPLICATIONS, and any reexamination certificates or reissued patent to issue based on any such U.S. or foreign patents or the PATENT.

    1.5. COMPUTER PROGRAM. The terms "COMPUTER PROGRAM" and "COMPUTER PROGRAMS" include computer program, module, database manager, agent, proxy, socket, or any other software entity or collection of computer program instructions for causing a computer to perform a particular task.

    1.6. TECHNOLOGY. The term "TECHNOLOGY" means technology for implementing:

         1.6.1. Data communication control performed by an intermediary COMPUTER PROGRAM (for example any proxy computer program which operates between two nodes of a network, for example between a client and server computer program or between two server programs, in order to control data communications between said nodes, for example to filter said communications) for transferring information from a publisher of information to a subscriber of information, such COMPUTER PROGRAM incorporating, implementing, relying on, or in any way using or improving on techniques described in the PATENT in sections titled Basic Processes and Advanced System Architecture ("DATA COMMUNICATION CONTROL SECTIONS") and/or claimed by the claims of the PATENT the subject matter of which are mainly described in the DATA COMMUNICATION CONTROL SECTIONS of the PATENT. Such data communication control includes content filtering of data transferred over


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                the World Wide Web, filtering email messages, performing access control, personalizing advertisement displayed to a user, and integrating data exchange with third party systems.

        1.6.2. Processing and additional control of metadata created by and during performing data communication control described in 1.6.1 by incorporating, implementing, relying on, or in any way using or improving on techniques described in the Patent in sections titled Event Tracking Control, Data Archiving, and Reporting and Statistics Control ("METADATA CONTROL AND PROCESSING SECTIONS') and/or claimed by the claims of the PATENT the subject matter of which were mainly described in the METADATA CONTROL AND PROCESSING SECTIONS of the PATENT. Such processing and additional control includes data mining of log files created by: content filtering of data transferred over the World Wide Web; filtering email messages, and personalizing advertisement displayed to a user;

        1.6.3. Controlling email messages in performing the data communication control described in 1.6.1 and in performing the processing and additional control of metadata described in 1.6.2, including automatic addition of metadata to email messages or headers to permit automated processing of email messages at email recipients, such control of email messages incorporating, implementing, relying on, or in any way using or improving on techniques described in the PATENT in sections titled Message Objects, Data Exchange Control, Communication Object Exchange Control, and Forwarding and Chaining Control ("EXCHANGE CONTROL SECTIONS") and/or claimed by the claims of the PATENT the subject matter of which were mainly described in the EXCHANGE CONTROL SECTIONS of the PATENT. Such control of email messages includes automated and semi-automated processing of page filter request messages (for example, in the case of a school system, prioritizing such requests in a particular order of priority such as the following order: first, requests from school administrators; second, requests by classroom teachers; third, requests by parents; and fourth, requests by students).

                The TECHNOLOGY includes technical know how; data communication standards and protocols; technical manuals; trade secrets; COMPUTER PROGRAMS for implementing the data communication control described in 1.6.1 the processing and additional control described in 1.6.2, and email control described in 1.6.3; the COBRANDED PRODUCTS as delivered by ONENAME, and any other related products, techniques, and technology.

                Notwithstanding the foregoing, nothing in this definition, the above examples or the AGREEMENT shall be deemed to constitute any acknowledgement, admission or waiver by N2H2 that the PATENT RIGHTS grant exclusive rights to any particular development, product,


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                service, technology or implementation thereof, and N2H2 hereby expressly reserves such rights as to claims regarding the scope or applicability of the PATENT RIGHTS to any N2H2 development, product, service, technology, or implementation thereof, whether now existing or hereafter devised.

        1.7. COBRANDED PRODUCTS. "APPROVED CLIENT PLATFORMS" means Windows 95, Windows 98, Windows NT version 4.0 and higher, and Apple Macintosh version 8.1 and higher. "APPROVED SERVER PLATFORMS" means a single UNIX (including Linux) or Windows NT server platform, with versions to be mutually agreed upon. "COBRANDED CLIENT" means versions of the CLIENT PRIVACY FILTER made specifically for the APPROVED CLIENT PLATFORMS that contain the branding of both ONENAME and N2H2. The COBRANDED CLIENT includes all new versions of, or upgrades and enhancements to, the COBRANDED CLIENT that ONENAME makes generally available for the COBRANDED CLIENT. "COBRANDED SERVER" means versions of the SERVER PRIVACY FILTER made specifically for the APPROVED SERVER PLATFORMS that contain the branding of both ONENAME and N2H2. The COBRANDED SERVER includes all new versions of, or upgrades and enhancements to, the COBRANDED SERVER that ONENAME makes generally available for the COBRANDED SERVER. "COBRANDED PRODUCTS" means the COBRANDED CLIENT and the COBRANDED SERVER. "PRIVACY FILTER PRODUCTS" means all CLIENT PRIVACY FILTERS (including all COBRANDED CLIENTS) and all SERVER PRIVACY FILTERS (including all COBRANDED SERVERS).

        1.8. FIELD OF USE. The term "FIELD OF USE" means activities relating to developing and marketing the TECHNOLOGY, the N2H2 FILTER PRODUCTS, the N2H2 SERVICES and the COBRANDED PRODUCTS.

        1.9. LICENSE TERM. The term "TERM" means three (3) years from the EFFECTIVE DATE of this AGREEMENT.

        1.10. INTELLECTUAL PROPERTY RIGHTS mean any rights in any jurisdiction under any patents, copyrights, trade secrets, trademarks, trade dress, droit moral, or foreign equivalents of the foregoing. In addition, with respect to ONENAME's INTELLECTUAL PROPERTY RIGHTS, such term shall also mean the PATENT RIGHTS described in
                Section 1.4 above, and any rights to the TECHNOLOGY described in
                1.6 above.

        1.11. N2H2 FILTER PRODUCTS mean the privacy filter products that N2H2 develops based on the TECHNOLOGY for the APPROVED CLIENT PLATFORMS.


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        1.12.   N2H2 SERVICES mean the services that N2H2 provides to its
                privacy and filtering customers in connection with the COBRANDED PRODUCTS and N2H2 FILTER PRODUCTS.

        1.13. SOURCE CODE means the software code from which object code is compiled and shall include the commented software source code, as well as other materials such as design documents, data models, help materials, tutorial programs and any information or other programs necessary to compile the SOURCE CODE into executable, fully-functioning object code.

        1.14. DERIVATIVE WORKS means any modification, extension, alteration or adaptation of an existing work and/or any work that would be deemed a derivative work under the Copyright Act, Title 17 of the U.S. Code, as amended.

2.  GRANT OF LICENSE, DERIVATIVE WORKS AND OWNERSHIP; NON-COMPETITION

    2.1. Subject to the terms and conditions set forth below, under its INTELLECTUAL PROPERTY RIGHTS, ONENAME grants N2H2 for the TERM of this AGREEMENT (or as specified in the survival provision in Sections 7.5 and 7.6 below), a worldwide, nonexclusive, irrevocable (except for material breach), royalty-free license to engage in activities within the FIELD OF USE, to make, have made, use and reproduce the TECHNOLOGY, and to make modifications to and create DERIVATIVE WORKS from the TECHNOLOGY, and to sell, offer to sell, import, market lease, rent, timeshare, grant access to and distribute products incorporating the TECHNOLOGY and DERIVATIVE WORKS therefrom, including by making, offering to sell and selling, distributing and using any product, service, process or other subject matter covered by the PATENT RIGHTS (the "LICENSE RIGHTS'). Except as restricted in Section 2.3 below, the foregoing license shall apply to the TECHNOLOGY in SOURCE CODE format and ONENAME shall deliver the SOURCE CODE to the COBRANDED PRODUCTS in connection with the parties joint development of the COBRANDED PRODUCTS. All object code rights shall be fully sublicensable, through multiple tiers of sublicensees. The foregoing grant and the remainder of this Agreement shall not be construed, nor are they intended, to confer on N2H2 any status or rights as an XNS SERVICE PROVIDER, it being understood that all XNS SERVICE PROVIDERS will be required to enter into a separate agreement with ONENAME, the details of which (excluding the grant of Most Favored Nations status to N2H2 in Section
         7.1 of the MARKETING AGREEMENT) are not yet available.

    2.2. Further, nothing herein contained shall be construed or is intended to allow N2H2 to operate an XNS directory service or registry (i.e., providing XNS rootlevel name services); and N2H2 covenants that it shall not operate, directly or indirectly, and neither shall it attempt to operate, directly or indirectly, an XNS directory or registry service; neither shall N2H2 have the right to create or


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         implement alternative XNS protocols, vocabularies, or quality of service standards other than those established by XNSORG.

    2.3. N2H2 agrees that apart from the licenses in this Agreement, and subject to the terms and conditions hereof, it shall not market or provide products or services during the term of this license, which will provide (a) any naming, addressing, privacy protection, or automated data exchange service which would compete with XNS; or (b) data communications control or automation and compete with the same features and functions being offered by or within XNS or in applications built on top of the XNS platform. Notwithstanding the foregoing, if, as and when XNS should prove commercially unacceptable or uncompetitive in the marketplace (this does not mean it must be in a number one market position), then, but no earlier than eighteen months from the date of this Agreement, nothing shall prevent N2H2 from developing, acquiring, licensing, engaging in, marketing or providing any naming, addressing, privacy protection, automated data exchange service, data communications control or automation activities to the extent such activities are not covered by the valid scope of the TECHNOLOGY.

    2.4. In exercising the license in Section 2.1 above, other than with respect to COBRANDED PRODUCTS, N2H2 shall have the right, but not the obligation to do so in a cobranded format. Nothing in this Agreement shall prevent N2H2 from exercising such rights to create, market and distribute a N2H2 FILTER PRODUCT based on the TECHNOLOGY, which may be a Derivative Work of the COBRANDED PRODUCTS, but is not mutually branded by the parties. Nevertheless, N2H2 shall comply with the provisions of Section 9 regarding Marking. That is, all N2H2 PRODUCTS based on the TECHNOLOGY shall bear ONENAME marking consistent with
         Section 9, including ONENAME trademark(s), even if not a COBRANDED PRODUCT. For non-COBRANDED PRODUCTS under this section 2.4, the ONENAME marks may be less prominent than the N2H2 marks. If any such PRODUCT is eligible for XNS certification, it shall be submitted for certification and, if approved, bear an appropriate certification mark(s) from XNSORG and/or ONENAME.

    2.5. Under no conditions shall N2H2 disclose, publicly display, publicly perform, sell, offer to sell, distribute or sublicense, the SOURCE CODE of the COBRANDED PRODUCTS to any third party. N2H2 acknowledges that the SOURCE CODE of the TECHNOLOGY constitutes valuable, proprietary, unique, and confidential information and trade secrets of ONENAME. N2H2 agrees to provide confidentiality instructions to and enter into agreements with its employees who are permitted access to the SOURCE CODE of the TECHNOLOGY.

    2.6. Cobranding and Trademarks: The Parties agree to the following cobranding and trademark provisions:


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        2.6.1. Initial Cobranding: The Parties anticipate that ONENAME's initial delivery of the COBRANDED PRODUCTS shall include cobranding that has been mutually agreed to by both parties. Cobranded use of each party's trademarks shall be subject to the trademark license in Section 2.6.2 below.

        2.6.2. Trademark License Grant and Ownership: Subject to the terms and conditions of this Agreement, each Party hereby grants to the other a worldwide, non-exclusive, irrevocable (except for material breach), royalty-free license, without the right to sub-license, to use, reproduce and distribute such Party's trademarks on or in the COBRANDED PRODUCTS or in or on advertising, marketing materials, and/or packaging for the COBRANDED PRODUCTS and in any end user documentation, subject to each party's right of prior written approval. Each party, as part of its standard business practice, may issue and provide the other party with trademark usage guidelines, which shall be binding and may be amended from time to time.

        2.6.3. Prior to using any of the other PARTY's trademarks, the trademark owner shall be given an opportunity to inspect and approve the quality of the goods or services intended to be offered thereunder. The trademark owner shall have fifteen business days to notify the other PARTY of any deficiencies it requires to have remedied, in its sole discretion (which shall not be exercised unreasonably) before the license to use its trademark becomes effective. The noted deficiencies shall be remedied prior to any commercial use being made of said mark(s) and the use of the marks will them promptly be approved by the mark's owner. If neither approval nor disapproval are communicated by the mark's owner within fifteen business days of a written request, approval shall be deemed to have been given. At any time after initial approval, if there is a significant change to a previously approved product or service, a new approval shall be required. The quality of an approved product or service shall be maintained consistent, at the time of sale, for the duration of this license. Any decline in quality shall be corrected within a thirty day cure period following delivery of written notice; failure to cure within such time shall entitle the trademark owner to declare a default and terminate this trademark license. Each PARTY shall provide the other reasonable access to those goods and services marketed under this license, to conduct quality control inspections.

    2.7. N2H2 hereby grants ONENAME a worldwide, nonexclusive, royalty free license to any and all INTELLECTUAL PROPERTY RIGHTS ("NEW INTELLECTUAL PROPERTY RIGHTS") which (a) are owned by N2H2 and (b) arise from N2H2's activities relating to developing the TECHNOLOGY or the COBRANDED PRODUCTS. The NEW INTELLECTUAL PROPERTY RIGHTS include rights in any and all inventions arising from further development of the TECHNOLOGY and the COBRANDED PRODUCTS, and any improvements on the techniques described in the PATENT (whether or not


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         claimed by the PATENT). Notwithstanding the forgoing, however, the definition of NEW INTELLECTUAL PROPERTY RIGHTS shall not extend to any independent development of N2H2, as defined in Section 2.13 below, or to any N2H2 FILTER PRODUCT, N2H2 SERVICES or any other N2H2 product or service, to the extent that subsections (a) and (b) of this Section 2.7 do not apply. The license back granted in this Section 2.7 shall require N2H2 to deliver to ONENAME on a timely basis two copies of the SOURCE CODE and OBJECT CODE for any COMPUTER PROGRAM embodying any of the TECHNOLOGY, including without limitation the COBRANDED PRODUCTS and the NEW INTELLECTUAL PROPERTY RIGHTS. This license back shall be limited, however, in that it does not give ONENAME the right to distribute copies of any such COMPUTER PROGRAM. Notwithstanding the foregoing limitations, however, such NEW INTELLECTUAL PROPERTY RIGHTS also include any rights residing in the mutually agreeable APIs to be developed by N2H2 to enable the COBRANDED SERVER to work in conjunction with N2H2 products, as per the MARKETING AGREEMENT.

    2.8. Notwithstanding anything in section 2.7., any and all Intellectual Property Rights having co-authors or co-inventors who are under obligation, either jointly or severally, to assign those intellectual property rights to both ONENAME and N2H2 ("JOINT INTELLECTUAL PROPERTY RIGHTS") shall be subject to good faith negotiation between ONENAME and N2H2 to determine ownership rights in the JOINT INTELLECTUAL PROPERTY RIGHTS. For any JOINT INTELLECTUAL PROPERTY RIGHTS, the parties shall discuss in good faith, within such negotiation, the filing of patents therefor and a fair allocation of rights to practice the invention(s) or use and distribute the copyrightable works and trade secrets. In such negotiations, an important goal shall be enabling ONENAME to exploit, develop, and enhance the XNS technology and its acceptance within the market, and N2H2 shall not unreasonably interfere with the achievement of that goal, subject to any right of accounting and reasonable division of revenues generated by such JOINT INTELLECTUAL PROPERTY RIGHTS.

    2.9. N2H2 hereby grants ONENAME an irrevocable option to acquire outright ownership of the entire NEW INTELLECTUAL PROPERTY RIGHTS and JOINT INTELLECTUAL PROPERTY RIGHTS, or any mutually agreed upon portion thereof, for a reasonable payment to be determined by a software valuation expert at a first tier public accounting firm. ONENAME may only exercise the option for the purpose of open-sourcing the acquired rights by providing a license to all users of XNS technology.

         2.9.1. Upon exercise of such option, ONENAME shall be deemed to have granted to N2H2 a fully paid-up, royalty-free, irrevocable, worldwide, non-exclusive license (as broad as the grant of LICENSE RIGHTS set forth I Section 2.1, above) to fully practice those NEW INTELLECTUAL PROPERTY RIGHTS and/or JOINT INTELLECTUAL PROPERTY


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                RIGHTS. The right to distribute PRODUCTS under this license shall be sublicenseable through multiple tiers of distribution.

         2.9.2. ONENAME may exercise its option by providing written notice to N2H2 that it intends to exercise its option to acquire the NEW INTELLECTUAL PROPERTY RIGHTS or the JOINT INTELLECTUAL PROPERTY RIGHTS. The PARTIES agree to negotiate, in good faith to determine the reasonable payment for exercising the option, for a period of not less than thirty (30) days before referring the question to the above-mentioned expert. The cost of said experts shall be shared equally by the PARTIES.

    2.10. Ownership of Privacy Filter Products: Nothing herein shall be construed to constitute a sale or other disposition of the Privacy Filter Products from ONENAME to N2H2. Except to the extent expressly licensed or addressed hereunder, ONENAME shall retain all right, title and interest in and to the Privacy Filter Products and this Agreement shall not be construed in any manner as transferring to N2H2 any rights of ownership of the Privacy Filter Products, and N2H2 shall make no claim contrary to the foregoing.

    2.11. Development of Initial COBRANDED PRODUCTS: During and with respect to the development process for the initial COBRANDED PRODUCTS, the following shall apply:

         2.11.1. N2H2 Development: N2H2 shall own all right, title and interest in and to all INTELLECTUAL PROPERTY RIGHTS relating to the COBRANDED PRODUCTS that N2H2 develops, creates, authors, discovers, invents, or fixes in a tangible medium.

         2.11.2. ONENAME Development: ONENAME shall own all right, title and interest in and to all INTELLECTUAL PROPERTY RIGHTS relating to the COBRANDED PRODUCTS that ONENAME develops, creates, authors, discovers, invents, fixes in a tangible medium and/or reduces to practice.

         2.11.3. Joint Development: Joint development shall be handled per
                  Section 2.8, above.

    2.12. DERIVATIVE WORKS from the TECHNOLOGY and/or The COBRANDED PRODUCTS: If under the licenses granted in this Section 2, N2H2 creates DERIVATIVE WORKS from the TECHNOLOGY and/or the COBRANDED PRODUCTS, N2H2 shall solely and exclusively own the entire right, title and interest in and to such DERIVATIVE WORKS and all copyrights related thereto, subject to ONENAME's ownership of any underlying works thereto and ONENAME's license and option rights specified above.


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    2.13. Independent Works: Nothing in this Agreement grants any right, license, option or interest to ONENAME in or to any INTELLECTUAL PROPERTY RIGHTS of N2H2 in or to any works, inventions, products or services, or portions thereof, developed by N2H2 which are not DERIVATIVE WORKS of the TECHNOLOGY or COBRANDED PRODUCTS. The Parties expressly acknowledge that products connecting to the COBRANDED PRODUCTS via API are not deemed DERIVATIVE WORKS of the TECHNOLOGY or COBRANDED PRODUCTS unless and to the extent such products incorporate code or other protectable elements of the TECHNOLOGY or COBRANDED PRODUCTS.

3.  EXTENSION OF LICENSE TERMS

    3.1. ONENAME anticipates that XNS Service offerings will be commercially launched by APRIL 1, 2000.* If such launch does not occur by such date, for each subsequent month of delay, the TERM of this AGREEMENT shall be deemed extended by an equal number of months. In addition, at the end of the original TERM of this AGREEMENT, if N2H2 shall not have been offered an XNS SERVICE PROVIDER agreement on terms set forth in the MARKETING AGREEMENT, and if ONENAME has extant non-exclusive licenses with third parties relating to the LICENSE RIGHTS (other than XNS SERVICE PROVIDER license), N2H2 shall have the option to negotiate a new license ("NEW LICENSE") with respect to the LICENSE RIGHTS. In such case, such NEW LICENSE shall be offered, if available, on a Most Favored Nation Basis, in that the NEW LICENSE shall have substantially the same terms and conditions as that of a license to a third party substantially similar to N2H2 provided that:

          3.1.1. N2H2 must be continuing to devote significant resources toward the development and/or sale of products in the FIELD OF USE; and

          3.1.2. N2H2 provides a written notice one hundred and eighty (180) days prior to the end of the TERM of this AGREEMENT.

    3.2. In the event of a dispute as to the NEW LICENSE terms, the PARTIES shall enter into a mutually acceptable mediation process to establish the New License within a reasonable period of time. However, it is understood that N2H2 shall not be entitled to a NEW LICENSE if either
          (a) it was offered and did not enter into an XNS SERVICE PROVIDER agreement (whether by ONENAME or XNSORG), or (b) there are at the end of the TERM no extant licenses between third parties and ONENAME relating to the LICENSE RIGHTS.

4.  SUBLICENSING AND ASSIGNABILITY

    4.1. N2H2 shall have no right to sublicense the rights received hereunder, except insofar as it shall be allowed to use distributors to reproduce and sell its products


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          marketed under the licenses received herein. If N2H2 desires to use the services of a third-party vendor to develop products under this license, contractually obligated to adhere to all relevant terms of this AGREEMENT. No such developer sublicensee of N2H2 shall be entitled to market any product hereunder, except to N2H2.

    4.2. Unless N2H2 has obtained prior express written consent of ONENAME, N2H2 may not sublicense, (except as set forth in this AGREEMENT), in whole or in part, the LICENSE RIGHTS. Either party may or assign or otherwise transfer this AGREEMENT or any other rights or obligations herein, to a third party ("ACQUIRING PARTY"), provided that:

          4.2.1. The ACQUIRING PARTY is able to meet the financial and technical obligations of the assigning party and the assigning party and/or the ACQUIRING PARTY have provided the following to the non-assigning party for its review at least thirty (30) days prior to a proposed assignment or transfer:

          4.2.1.1. Documents and other information sufficient to substantiate the assertion that the ACQUIRING PARTY is able to meet the financial and technical obligations of the assigning party;

          4.2.1.2. Representations by the assigning party and ACQUIRING PARTY that ACQUIRING PARTY intends to purchase all or substantially all of the assigning party's assets or voting securities, or intends to purchase as a going business concern the division or department of the assigning party that carries out obligations of the assigning party under this AGREEMENT;

          4.2.1.3. A written undertaking, in consideration for the non-assigning party's consent, to comply with all terms and conditions of the AGREEMENT, the MARKETING AGREEMENT, and any other agreement being in effect at the time between ONENAME and N2H2; and

          4.2.1.4. A written undertaking by the ACQUIRING PARTY, that the ACQUIRING PARTY will apply efforts to the marketing of licensed products and services at least equal to those the assigning party had expended in the twelve months prior to the acquisition.

    4.3. With respect to N2H2, an assignment shall be deemed to have occurred if there is a change in ownership of twenty-five percent (25%) or more in the voting rights or equity of N2H2 in any single transaction or related series of transactions in a three (3) month period. With respect to ONENAME, an assignment shall be deemed to have occurred if there is a change in ownership of fifty percent (50%) or more in the voting rights of ONENAME in any single transaction or related series of transactions in a three (3) month period.

5.  DEVELOPMENT REQUIREMENT

    5.1. In developing the products using the TECHNOLOGY and in developing the COBRANDED PRODUCTS (collectively referred to as "PRODUCTS"), N2H2 agrees where commercially reasonable, to use current and proposed XNS standards ("STANDARDS") promulgated and published by XNSORG. The STANDARDS may include standards relating to architecture, protocol, and vocabulary. Until such time that XNSORG publishes the STANDARDS, standards set out and developed by ONENAME shall constitute the STANDARDS. ONENAME agrees to use commercially reasonable efforts to ensure that future adopted standards shall be compatible with the standards shared by ONENAME and N2H2 hereunder.

    5.2. If at any time XNSORG, or ONENAME until the time XNSORG publishes the STANDARDS, modifies the STANDARDS, N2H2 where commercially reasonable shall modify and upgrade, at its own expense, already developed PRODUCTS to comply and conform with such new STANDARDS within a commercially reasonable period. Such commercially reasonable period shall not extend beyond ninety days (90) from the date of publication of the new STANDARDS or the date when the new STANDARDS are made available to N2H2, whichever comes first. N2H2 may obtain the written consent of ONENAME to extend the ninety (90) day period. ONENAME shall not unreasonably withhold such consent.

    5.3. Nothing in this Section 5 shall be deemed to limit or restrict N2H2 rights granted in the MARKETING AGREEMENT.

6. REPRESENTATIONS AND DISCLAIMER OF WARRANTIES, INDEMNIFICATION, AND IP ENFORCEMENT

    6.1. Warranties. Each party warrants to the other that (i) it shall perform its obligations under this Agreement with due care and diligence; (ii) it has the right and authority to enter into this Agreement and grant the rights conveyed hereunder and that doing so does not conflict with any obligation it has or shall undertake; (iii) its performance under this Agreement shall not violate any applicable law or regulation; and
          (iv) it is not aware of any actual or overtly threatened claim that exercise of any license right granted herein under its respective INTELLECTUAL PROPERTY RIGHTS would violate or infringe the INTELLECTUAL PROPERTY RIGHTS of a third party. EXCEPT AS EXPRESSLY STATED HEREIN, THE PARTIES MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR IMPLIED WARRANTY ARISING

          FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE.

    6.2. ONENAME Indemnification: ONENAME shall defend, indemnify and hold N2H2 and its licensees harmless from and against any and all actions, suits, or proceedings ("Claims"), resulting in any losses, damages, judgments, awards, settlements (as authorized in Section 6.5 below), or expenses (including reasonable attorney's fees) (collectively, "Liabilities") arising from: (a) any breach of a warranty in Section
          6.1 above; or (b) any claim, which if true, would constitute a breach of such warranty.

    6.3. N2H2 Indemnification: N2H2 agrees to defend, indemnify and hold ONENAME and its licensees harmless from and against any and all Claims resulting in any Liabilities arising from: (a) any breach of a warranty in Section 6.1 above; or (b) any claim, which if true, would constitute a breach of such warranty.

    6.4. Limitations: Neither party shall have any liability or obligation for any Claim or Liability under Section 6.2 or 6.3 above to the extent that: (i) any version of or Derivative Work from the TECHNOLOGY has been modified by the party seeking coverage and such modification constitutes the cause of such claim or Liability, (ii) a party seeking coverage combines any version of the TECHNOLOGY or Derivative Work therefrom, with other software, equipment or devices, and such combination constitutes the basis of Liability under the Claim; or,
          (iii) any version of the TECHNOLOGY or Derivative Work therefrom has been modified according to the specification or request of a party seeking coverage and such specification or request contributes to the basis of the Claim.

    6.5. Procedure: The party seeking coverage shall: (i) provide the covering party with prompt, written notice of a Claim; (ii) permit the covering party to defend or settle the claim to the extent such claim relates to the covering party's INTELLECTUAL PROPERTY RIGHTS; and (iii) provide the covering party with the assistance and information necessary to defend or settle the Claim (subject to reimbursement for reasonable third party expenses incurred in connection therewith). A covering party shall not be responsible for any settlement made without its prior written consent. In addition, the covering party may not settle any Claim to the extent such Claim relates to or impacts the covered party's separate INTELLECTUAL PROPERTY RIGHTS, without the covered party's prior written consent.

7.  TERM AND TERMINATION

    7.1. Initial Term of Agreement. The initial term ("Initial Term") of this Agreement shall commence on the Effective Date and continue for a period of three (3) years thereafter.

    7.2.  Termination For Cause:

          7.2.1. Mutual Right of Termination for Breach: Either Party may terminate this Agreement for cause if the other Party breaches any material term of this Agreement, provided that the terminating Party has provided thirty (30) days written notice of such breach and such breach has not been cured in such thirty (30) day period.

          7.2.2. Bankruptcy and Similar Causes: Either Party may terminate this Agreement for cause if the other Party: (a) files or has filed against it a petition in bankruptcy; (b) has a receiver appointed to handle or liquidate its assets or affairs; (c) makes or attempts to make an assignment for the benefit of creditors; (d) has a civil judgment entered against it which is for an amount greater than available cash or the most recent year's revenues; or (e) otherwise for a period of at least ninety (90) days ceases to operate its business as a going concern, which shall be evidenced by events such as the inability to fund operations, large scale termination of employment, relinquishing substantially all office space, or other similar indicia. For Section 7.2.2(a through (d), termination shall be effective immediately upon receipt of notice. For Section 7.2.2(e), termination shall be effective once said ninety day period has elapsed.

    7.3. Cumulative Remedies: Each Party's rights to terminate are in addition to any other rights that Party may have, subject to the limitations on liability imposed in this Agreement.

    7.4. Orderly Termination, Consequences of Termination, and Survival: In the event of expiration or termination of this Agreement, the following provisions shall apply as indicated:

          7.4.1. The Parties shall abide by and uphold any rights or obligations accrued or existing on the date of expiration or termination, including but not limited to confidentiality obligations and obligations to remit any payments and/or deliver any warrants to the other Party accrued, earned or due as of such date.

          7.4.2. Provided that termination was not due to N2H2's breach, N2H2 and its Distributors shall be entitled to a period of one hundred and eighty (180) days as a sell-through period for inventory of PRODUCTS existing as of the effective date of such termination.

          7.4.3. Upon expiration or termination of this Agreement, each Party shall immediately return to the other Party any and all Confidential Information or materials of the other Party in its possession or control to the other Party, except to the extent that such Confidential Information is required to exercise license rights which survive under this license Section 7.

          7.4.4. Upon expiration or termination of this Agreement, any validly granted licenses to end users by either Party shall survive.

    7.5. Upon expiration or termination for any reason of this Agreement, the following provisions shall survive: 1, 2.8, 2.9, 2.10, 2.11, 2.12,
          2.13. 4.2, 6, 7, 10.1, 11, 12, 13 and 14.

          7.5.1. If termination is due to N2H2's breach or cause attributable to N2H2 under Section 7.2.2 above, the following provisions shall also survive: 2.7.

          7.5.2. If termination is due to ONENAME's breach or cause attributable to ONENAME under Section 7.2.2 above, the following provisions shall also survive: 2.1, 2.4, 2.5, and 9.

    7.6. Continuity of License Rights. In the event the Agreement is terminated under Section 7.3.2 above, the following additional provisions shall apply:

          7.6.1. Each party acknowledges that if the other party as a debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code rejects this Agreement, the licensee party may elect to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code. Such debtor party or such bankruptcy trustee shall not interfere with the rights of the licensee party as granted herein.

          7.6.2. If terminated by ONENAME, then the rights optioned in Section
                 2.9 above shall be deemed transferred without any requirement of payment by ONENAME to N2H2.

          7.6.3. If terminated by N2H2, the restriction in Section 2.5 above shall no longer apply.

8.  REPORTING

    8.1. N2H2 shall keep full, clear, and accurate records sufficient to prepare the report required by 8.3.

    8.2. N2H2 shall notify ONENAME in writing when N2H2 begins furnishing the PRODUCTS to customers.

    8.3. Within thirty (30) days from the end of each six month period of N2H2's financial year, N2H2 shall give ONENAME a written report signed by an authorized representative of N2H2, the contents of which shall be deemed N2H2 Confidential Information, identifying:

          8.3.1. new PRODUCTS and/or new versions of old PRODUCTS released in the latest quarter, and their new features (in this respect, the report shall be accompanied by copies of the identified PRODUCTS, copies of available technical and user manuals, and information required to understanding and evaluating the PRODUCTS);

          8.3.2. current prices charged by N2H2 for the PRODUCTS and for services relating to the PRODUCTS, and any discounts and promotional programs provided by N2H2, during the latest quarter,

          8.3.3. N2H2's activities in the FIELD OF USE during the latest quarter, including N2H2's activities relating to developing the TECHNOLOGY and COBRANDED PRODUCTS, and the results of those activities; and,

          8.3.4. information possessed by N2H2, or provided to N2H2 by third parties including N2H2's customers, during the latest quarter, concerning the technical operation of the PRODUCTS including any reported bugs in COMPUTER PROGRAMS included in the PRODUCTS.

9.  MARKING

    9.1. N2H2 shall include proprietary rights legends in or on the PRODUCTS in a manner reasonably determined by ONENAME to indicate that the PRODUCTS are covered by one or more patents of ONENAME and are licensed under ONENAME trademarks. Such marking may include placing marks on the packaging materials of the PRODUCTS, in graphical user interfaces generated by the PRODUCTS, or on technical manuals accompanying the PRODUCTS.

10. LITIGATION

    10.1. NOTICE. Each PARTY shall notify the other PARTY of any suspected infringement of the PATENT RIGHTS of which it is aware, and shall provide the other PARTY with any evidence of such infringement including a statement of facts or beliefs by the PARTY which may assist in identifying such third party and the nature of the alleged infringement. Upon notification of possible infringement, the party owning the rights infringed shall have the right (but not the obligation) to institute a suit for infringement. The notified PARTY shall, in determining whether to file suit consult with and make a good faith effort to take into account the situation and desire of the notifying PARTY. Each PARTY agrees to cooperate with the other PARTY in all respects, to have any of their employees testify when requested by the other PARTY, and to make available any records, papers, information, specimens, and the like. Any recovery, less the PARTIES' expenses of litigation, received pursuant to any such suit instituted under this paragraph shall be retained by ONENAME.

    10.2. During the TERM of this AGREEMENT, N2H2 shall bring to the attention of ONENAME any prior art or other information known to N2H2 which is relevant to the validity of the PATENT RIGHTS and which might cause a court to deem the PATENT RIGHTS wholly or partially inoperative or invalid. N2H2 shall particularly specify such prior art or other information to ONENAME at the time it learns thereof and not less than ninety (90) days prior to bringing any action against ONENAME asserting the invalidity of the PATENT RIGHTS.

11. LIMITATION OF LIABILITY AND INDEMNIFICATION; DISPUTE RESOLUTION


    11.1. PARTY TO PARTY. In no event shall either PARTY be liable to the other PARTY for any indirect, incidental, special, consequential, exemplary, punitive or reliance damages (including, without limitation, lost or anticipated revenues or profits, loss of use, loss of data, or loss of business) arising out of this AGREEMENT or use of the software, on any theory of liability even if such PARTY is advised of the possibility of such damages.

    11.2. INSURANCE. N2H2 shall maintain at its own expense in full force and effect at all times during which the PRODUCTS are being sold, with a responsible insurance carrier, at least ten (10) minion dollars product liability insurance policy with respect to the COBRANDED PRODUCTS. N2H2 shall name ONENAME as an additional insured and shall provide for at least thirty (30) days prior written notice to ONENAME of the cancellation or any substantial adverse modification of the policy If ONENAME markets any product bearing an N2H2 mark, or which might create indemnity liability for N2H2, it likewise shall maintain at its own expense in full force and effect at all times during which the PRODUCTS are being sold, with a responsible insurance carrier, at least ten (10) million dollars product liability insurance policy with respect to the COBRANDED PRODUCTS; and ONENAME shall name N2H2 as an additional insured and shall provide for at least thirty (30) days prior written notice to N2H2 of the cancellation or any substantial adverse modification of the policy.

    11.3. NO WAIVER. No failure or delay on the part of either PARTY in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by either PARTY of a breach of any provision of this AGREEMENT shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

    11.4. DISPUTE RESOLUTION.

          11.4.1 Injunctive Relief Nothing in this section shall be deemed to limit or restrict the PARTIES access to any court or any other tribunal or government authority with appropriate jurisdiction for purposes of seeking and obtaining injunctive relief.

          11.4.2 Mediation Prior to taking any further action hereunder, except for seeking injunctive relief, the parties agree to attempt to resolve any dispute through mediation. The mediator shall be selected in the same manner as specified below in section
                  11.4.3 for an arbitrator, unless the parties otherwise shall agree. (It is understood that a trained mediator may be preferable.)

          11.4.3 Arbitration If mediation fails to result in agreement the PARTIES shall submit any dispute regarding the interpretation of language in this Agreement and any alleged breach of the following terms of this AGREEMENT, besides those to which LICENSOR seeks specific performance, to arbitration: sections 2, 3, 4, 8, and 9. The arbitration shall be conducted under the governing rules and regulations, deemed pertinent by the arbitrator, of the American Arbitration Association ("AAA") in the city of Seattle, WA, USA Any arbitration hereunder shall be by a sole arbitrator. The arbitrator shall be a disinterested current or former CEO of a software company who has at least three years' experience as CEO of one or more software companies whose revenues exceeded $10M annually for each of said three years. Each party shall, within ten (10) business days of the lodging of the arbitration demand, submit to the AAA a list of three to five arbitrator candidates meeting such qualifications. If there are one or more names in common on both lists, the AAA shall choose the arbitrator from those common names. If there are no names in common on both lists, the AAA shall choose as arbitrator either one of the names on either list or another individual meeting the stated qualifications. The costs of the arbitration and the legal expenses of the prevailing PARTY shall be paid by the PARTY that does not prevail unless the arbitrator for good cause determines that arbitration costs and legal fees should be allocated in a different fashion. Judgment supporting the decision of arbitrator may be entered in any court otherwise having jurisdiction over the matter. In the event of the breach of this AGREEMENT by LICENSEE, LICENSOR shall be entitled to recover all damages, including legal fees, incurred in the pursuit of any cure by LICENSEE or any legal or equitable remedy and consequential damages that it can substantiate. An arbitration hearing shall occur no later than thirty days (30) after an arbitration is lodged and a final decision shall be rendered by the arbitrator no later than sixty (60) days after the arbitration is lodged. The PARTIES understand that this AGREEMENT contains an AGREEMENT to arbitrate. After signing this document, they understand that they will not be able to bring a lawsuit concerning any dispute that may arise which is covered by the arbitration clause of AGREEMENT unless it involves a question of constitutional or civil rights, or requires a seeking of specific performance by LICENSOR.

    11.5. GOVERNING LAW This AGREEMENT shall be construed in accordance with the substantive laws of the State of Washington (regardless of the laws that might be applicable under principles of conflicts of law). Each PARTY hereby submits to venue in and to the exclusive personal jurisdiction of a federal or state court of competent subject matter jurisdiction located within the State of Washington in respect of the interpretation and enforcement of the provisions of this AGREEMENT. Each PARTY waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this AGREEMENT, that (i) it is not subject to such jurisdiction; (ii) such action, suit or proceeding may not be brought or is not maintainable is said court; (iii) this AGREEMENT may not be enforced in or by said court; (iv) its property is exempt or immune from execution; (v) the suit, action or proceeding is brought in an inconvenient forum; or (vi) the venue of the suit, action or proceeding is improper.

12. WAIVER, INTEGRATION, ALTERATION; CONSTRUCTION; NOTICE

    12.1. ENTIRE AGREEMENT. The terms and conditions contained herein, together with any terms and conditions attached as Exhibits or Schedules hereto, including terms of the MARKETING AGREEMENT, SERIES D PREFERRED STOCK SUBSCRIPTION AGREEMENT (dated November 1999) and NON-DISCLOSURE AGREEMENT (dated ___________________, 1999), constitute the entire AGREEMENT between the PARTIES hereto relating to the subject matter of this AGREEMENT and shall supercede all previous and contemporaneous communications between the PARTIES hereto with respect to the subject matter of this AGREEMENT, including but not limited to, any associated purchase order or prior AGREEMENT, quotation, proposal, correspondence or oral discussion relating to the subject matter hereof. Neither ONENAME nor N2H2 has entered into this AGREEMENT in reliance upon any representation, warranty, covenant or undertaking of the other PARTY that is not set out or referred to in this AGREEMENT, an Exhibit or a Schedule to this AGREEMENT.

    12.2. AMENDMENT. This AGREEMENT may be modified or amended only by the written AGREEMENT of the PARTIES hereto specifically referencing this AGREEMENT. Any terms and conditions stated on a purchase order or other accounting statement, whether delivered prior to or subsequent to this AGREEMENT, shall not modify the terms and conditions of this AGREEMENT.

    12.3. SEVERABILITY. If any provision of this AGREEMENT is held to be illegal, invalid or unenforceable in any respect, then the PARTIES hereto shall substitute such provision with a legal, valid and enforceable provision which attempts to obtain the same result as the provision declared illegal, invalid or unenforceable. The provisions hereof are severable, and in the event any provision of this AGREEMENT is held to be illegal, invalid or unenforceable in any respect, then the remaining provisions of this AGREEMENT shall remain binding on ONENAME and N2H2.

    12.4. USAGE. Wherever any provision of this AGREEMENT uses the term "including" (or "includes"), such term shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term "including" (or "includes").

    12.5. HEADINGS. The descriptive headings of the several Paragraphs of this AGREEMENT are inserted for convenience only and do not constitute a part of this AGREEMENT.

    12.6. NOTICES UNDER THIS AGREEMENT For the purposes of all written communications and notices between the PARTIES, their addresses shall be:

          ONENAME:
             INTERMIND Corporation
             2101 Fourth Avenue,
             Suite 230,
             Seattle, WA 98121

          And

          N2H2:
             N2H2, Inc.
             900 Fourth Avenue
             Suite 3400
             Seattle, WA 98164

          or any other addresses of which either PARTY shall notify the other PARTY in writing. All notices and written communications required by this AGREEMENT shall be sent by Registered Mail, and shall be effective as of the receipt date.

13. RELATIONSHIP

    13.1. Nothing contained herein is intended nor is to be construed so as to constitute ONENAME and N2H2 as partners, agents, or joint venturers with respect to this AGREEMENT. Neither PARTY hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other PARTY or to bind the other PARTY to any contract, AGREEMENT or undertaking with any third party.

14. MISCELLANEOUS

    14.1. FORCE MAJEURE. Neither PARTY shall be in default of this AGREEMENT or be liable for any delay or failure in performance resulting directly or indirectly from any cause beyond its reasonable control; provided however that either PARTY who fails because of force majeure to perform its obligations hereunder shall, upon the cessation of the force majeure, take all reasonable steps within its power to resume compliance under the AGREEMENT with the least possible delay.

    14.2. COMPLIANCE WITH LAW. Each party shall comply with all applicable laws, including, without limitation, the export control laws of the United States and prevailing regulations which may be issued from time to time by the U.S. Department of Commerce and Department of State concerning the exporting, importing and re-exporting of the TECHNOLOGY, COBRANDED PRODUCTS, and PRODUCTS. Each party, at its sole expense, shall maintain in effect all permits, licenses and to the conduct of its activities under this AGREEMENT. Each PARTY shall execute, acknowledge, and deliver any instruments, and do such other acts, reasonably believed by the other PARTY to be necessary to implement the provisions of this AGREEMENT. Noncompliance shall be grounds for immediate termination of the AGREEMENT.

    14.3. NONDISCLOSURE. PARTIES agree not to disclose the terms of this AGREEMENT or the purpose of this AGREEMENT to any third party unless required by law or required by a release prepared and/or authorized by both PARTIES.

    14.4. COSTS AND EXPENSES. Each PARTY to this AGREEMENT shall bear the responsibility for payment of all costs and expenses in connection with its performance of any provisions under this AGREEMENT.

    14.5. The PARTIES represent and warrant to each other that they are duly authorized and have the authority to enter this AGREEMENT.

    14.6. Counterparts. This AGREEMENT may be executed in any number of counterparts and may be executed and transmitted by facsimile. All counterparts shall collectively constitute one and the same AGREEMENT.

    14.7. SUPERSEDURE OF MARKETING AGREEMENT. In addition, notwithstanding anything to the contrary in this Agreement or the MARKETING AGREEMENT, to the extent any provision of this Agreement is inconsistent with or silent on any provision in the MARKETING AGREEMENT addressing a similar issue, fact or right, the provisions of this Agreement shall control and the superseded provisions in the MARKETING AGREEMENT shall have no force or effect whatsoever.

    IN WITNESS WHEREOF the PARTIES have caused this agreement to be executed on the respective dates and at the respective places hereinafter set forth.

ONENAME                                           N2H2

INTERMIND CORPORATION                             N2H2, INC.



By:                                               By:
    --------------------------------                 --------------------------

Title:                                            Title:
       -----------------------------                    -----------------------

Dated:                                            Dated:
       -----------------------------                    -----------------------

                                   SCHEDULE A

                          [attach MARKETING AGREEMENT]

                                   SCHEDULE B


A. PATENTS

Reed, et al., "Computer-Based Communication System and Method Using Metadata

Defining a Control Structure," U.S. Patent No. 5,862,325, issued Jan. 19, 1999.

B. PATENT APPLICATIONS

*

*INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                          STRATEGIC MARKETING AGREEMENT

        This Strategic Marketing Agreement (this "Agreement") is entered into to be effective as of November 18, 1999 (the "Effective Date"), by and between Intermind Corporation, a Washington corporation with a place of business at 2101 Fourth Avenue, Suite 230, Seattle, WA 98121 ("OneName"); and N2H2, Inc., a Washington corporation with a place of business at 900 Fourth Avenue, Suite 3400, Seattle, WA 98164 ("N2H2"). In consideration of the mutual covenants set forth herein, the parties agree as follows:

1.  BACKGROUND.

        1.1 XNS Network Structure. OneName has developed, and plans to further enhance, certain technology it calls extensible name service ("XNS") technology, for use with computer networks. OneName intends to use the XNS technology to provide enhanced Internet address and naming services using web agents to control and automate communications. The XNS technology is intended to include privacy filters that can, among other things, monitor and manage the email communications of OneName customers. Such customers may use the OneName privacy filters either at the client level ("Client Privacy Filter"), or at the server level ("Server Privacy Filter"). In order to be able to use the XNS technology, customers will have to register with OneName or OneName's licensee (in such case, an "XNS Service Provider"). Customers shall be comprised of both individuals and businesses. It is anticipated that individuals will have to renew their registration with an XNS Service Provider annually, and businesses will have to renew such registration annually and also pay an annual fee. An "Active Customer" means a customer that has established or renewed their registration during the current fiscal year and paid the annual fee, if any, and has not otherwise cancelled their registration. Each XNS Service Provider will provide Active Customers with an XNS address, and will be responsible for servers that will support the network of XNS customers. It is anticipated that such XNS network will supplement the domain name service (DNS) network now in place on the Internet.

        1.2 N2H2 Participation. N2H2 develops and provides various filtering and communications tools for use with computer networks. Pursuant to the terms and conditions of this Agreement, the parties shall develop and distribute certain Client Privacy Filters and certain Server Privacy Filters that contain the brands of both OneName and N2H2, and N2H2 shall obtain certain rights relating to becoming an XNS Service Provider and distributing other OneName products.

2. DEFINITIONS. In addition to capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings given them below:

        2.1 "Approved Client Platforms" means Windows 95, Windows 98, Windows NT version 7.0 and higher, and Apple Macintosh version 8.1 and higher.

        2.2 "Approved Server Platforms" means a single UNIX (including Linux) or Windows NT server platform, with versions to be mutually agreed.

        2.3 "Closed Source Product" means a product or feature that only operates with complete material functionality in conjunction with a particular third party's technology, and is intended for use by only a discrete and limited segment of the total market.

        2.4 "Cobranded Client" means versions of the Client Privacy Filter made specifically for the Approved Client Platforms that contain the branding of both OneName and N2H2. The Cobranded Client includes all new versions of, or upgrades and enhancements to, the Cobranded Client that OneName makes generally available for the Cobranded Client.

         2.5 "Cobranded Products" means the Cobranded Client and the Cobranded Server.

        2.6 "Cobranded Server" means versions of the Server Privacy Filter made specifically for the Approved Server Platforms that contain the branding of both OneName and N2H2. The Cobranded Server


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includes all new versions of, or upgrades and enhancements to, the Cobranded
Server that OneName makes generally available for the Cobranded Server.

        2.7 "Most Favored Nation Basis" means, with respect to the particular right in question, that N2H2 may give notice to OneName and receive, on a going forward basis for up to two (2) years after the commercial release of the first Cobranded Product, substantially the same terms and conditions that any substantially similar third party receives from OneName; provided, however, that: a) such new terms and conditions are materially more favorable to N2H2 than N2H2's then current terms and conditions, and b) N2H2 must provide to OneName substantially the same benefits that such third party provides to OneName for such terms and conditions. Notwithstanding anything in this Agreement that may be construed to the contrary, the ability of N2H2 to receive any right on a Most Favored Nation Basis shall terminate two (2) years after the commercial release of the first Cobranded Product.

        2.8 "Privacy Filter Products" means all Client Privacy Filters (including all Cobranded Clients) and all Server Privacy Filters (including all Cobranded Servers).

3.  MUTUAL CONSULTATION.

        3.1 Development Consultation. OneName shall obtain input from N2H2 regarding the open-standard specifications for version 1.0 of the XNS protocol, the application program interfaces for the Privacy Filter Products, and the product specifications for the Cobranded Products.

        3.2 XNS Public Trust Organization. OneName hereby grants N2H2 the right to serve, at N2H2's option, on a non-profit XNS steering organization that OneName intends to form to foster industry participation and promotion of XNS. OneName has tentatively named such organization the XNS Public Trust Organization (or XNSORG for short).

4.  COBRANDED PRODUCTS.

        4.1 Cobranded Client. OneName shall develop the Cobranded Client. Subject to the terms and conditions of this Agreement, OneName hereby grants to N2H2 a nonexclusive, royalty free license to market and distribute the Cobranded Client to provide privacy-protected email services to N2H2 customers. Such customers shall be required to enter into license agreements for the Cobranded Client that are consented to by OneName and N2H2, which consent shall not be unreasonably withheld.

        4.2 Cobranded Server. OneName shall develop the Cobranded Server. N2H2 shall develop mutually agreeable APIs that will become part of the Cobranded Server to enable it to work in conjunction with N2H2 products. Subject to the terms and conditions of this Agreement, OneName grants to N2H2 a nonexclusive, royalty free license to distribute the Cobranded Server to provide privacy-protected email services to N2H2 customers. Such customers shall be required to enter into license agreements for the Cobranded Server that are consented to by OneName and N2H2, which consent shall not be unreasonably withheld.

        4.3 N2H2 Marks. N2H2 will promptly provide OneName with any marks, logos, and graphics of N2H2 (collectively, "N2H2 Marks") delivered in the format, resolution and size specified by OneName. OneName may select, reproduce and use the N2H2 Marks in whole or in part in order to develop the Cobranded Products, provided that N2H2 must approve in writing the final use of the N2H2 Marks in the Cobranded Products before they are released. All right, title and interest in and to the N2H2 Marks shall be the property of N2H2, provided that N2H2 hereby grants OneName a nonexclusive, royalty-free license to use and copy the N2H2 Marks in connection with the development, marketing and distribution of the Cobranded Products.

        4.4 N2H2 Distribution. By the launch date, which is intended to be in early ,* N2H2 shall supply to OneName a schedule of efforts it will make to market and distribute the Cobranded Products. N2H2 agrees to offer the Cobranded Products to a substantial portion of N2H2's customers, provided that N2H2 is satisfied in its reasonable judgment that the Cobranded Products contain the functionality and features described in OneName written materials and function in a commercially acceptable manner. N2H2 shall not remove or destroy any proprietary, trademark or copyright markings or notices placed upon or contained in the Privacy Filter Products, and shall not decompile, reverse engineer, disassemble, or


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otherwise attempt to obtain source code for the Privacy Filter Products (other than such source code that OneName provides to N2H2).

5. OWNERSHIP. Nothing herein shall be construed to constitute a sale or other disposition of the Privacy Filter Products from OneName to N2H2. Except to the extent they contain N2H2 Marks or to the extent they are expressly licensed hereunder, OneName shall retain all right, title and interest in and to the Privacy Filter Products. This Agreement shall not be construed in any manner as transferring to N2H2 any rights of ownership of the Privacy Filter Products, and N2H2 shall make no claim contrary to the foregoing. All contributions, modifications and enhancements that N2H2 makes to the Privacy Filter Products shall be owned by OneName, and N2H2 hereby assigns, and agrees to assign, any rights it has in the Privacy Filter Products to OneName; provided, however, that OneName hereby grants N2H2 a nonexclusive, royalty free license to use and distribute such contributions, modifications and enhancements in connection with the Cobranded Products, and further provided that N2H2 owns the N2H2 Marks.

6.  ENHANCED PRODUCTS.

         6.1 Exclusive OneName Development. N2H2 acknowledges and agrees that OneName intends to be the exclusive developer, or if not the exclusive developer then the exclusive owner, of certain products that will not be Cobranded Products and that will have additional features and functionality enhancements. OneName hereby grants N2H2, at N2H2's option, the nonexclusive right to be a sales agent for such products on a Most Favored Nation Basis under mutually agreeable terms and conditions. At a minimum, N2H2 shall receive, for all such products that N2H2 sells, a sales commission of * of the sales price that OneName receives for such products.

         6.2 Development with a Third Party. N2H2 acknowledges and agrees that OneName may develop, in conjunction with third parties, certain products that will not be Cobranded Products and that will have additional features and functionality enhancements. For all such products that are not Closed Source Products, OneName hereby grants N2H2, at N2H2's option, the nonexclusive right to be a sales agent for such products on a Most Favored Nation Basis under mutually agreeable terms and conditions. At a minimum, N2H2 shall receive, for all such products that N2H2 sells, a sales commission of * of the sales price that OneName receives for such products. Notwithstanding anything in this Agreement that may be construed to the contrary, OneName may unilaterally buyout such right of N2H2 with respect to any third party by paying N2H2 * of the payments that OneName receives from such third party. Such payments shall be made pursuant to Section 10.1.

7.  XNS SERVICE PROVIDER SERVICES.

         7.1 Pricing and License Provisions. OneName shall grant N2H2, at N2H2's option, the nonexclusive right to be an XNS Service Provider. Such right shall be granted on a Most Favored Nations Basis under mutually agreeable terms and conditions. At a minimum, N2H2 shall receive pricing that provides a gross margin to N2H2 * after N2H2's direct third party expenses from being an XNS Service Provider, if any. Notwithstanding the foregoing, N2H2 acknowledges and agrees that all XNS Service Providers will be subject to licensing terms that ensure: a) a unified global standard for XNS technology, and b) minimum quality-of-service standards with regards to reliability, availability, security, and privacy. Failure to comply with these terms may result in temporary or permanent decertification of an XNS Service Provider and deactivation of the XNS root registry service, if such failure is not cured within the agreed cure period after notice is given.

         7.2 Revenue Sharing. N2H2 shall further receive on a quarterly basis a portion of: a) total revenue earned by OneName from its XNS root registry services for Active Customers, including but not limited to registration fees and fees for certification and rating services, less the portion of such revenue earned from N2H2 for being an XNS Service Provider, and b) excluding revenue earned by OneName from third parties for development fees or in connection with Closed Source Products. The parties acknowledge and agree that OneName's business model may change to emphasize advertising revenue, and that therefore N2H2 shall also receive the same portion of all revenue earned by OneName from third parties for advertising.

The portion N2H2 shall receive equals the applicable amount from the first paragraph of this Section 7.2, multiplied by * and then further multiplied by a fraction whose numerator shall be the number of Active Customers who registered through a Privacy Filter Product distributed by N2H2 or through N2H2 as an XNS


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Service Provider, and whose denominator shall be the total number of Active
Customers who registered through Privacy Filter Products or XNS Service
Providers.

For example, if, as of a fiscal quarter's end, OneName had a total of 10,000,000 Active Customers, and 3,000,000 of such Active Customers registered through Privacy Filter Products distributed by N2H2 or through N2H2 as an XNS Service Provider, and during such fiscal quarter the applicable amount from the first paragraph of this Section 7.2 equaled * then the N2H2 revenue sharing amount would be *

8.  WARRANTS.

         8.1 Terms. Subject to the terms and conditions of this Agreement, OneName shall issue to N2H2 warrants for the right to purchase one share of OneName common stock for every three Active Customer registrations that were registered through a Privacy Filter Product distributed by N2H2, provided that the maximum cumulative amount of such Active Customer registrations cannot exceed * If a single customer has more than one Active Customer registration, then each such registration shall be counted, but not more than once, in determining whether warrants had been earned. The form of warrant is set forth on Exhibit A. OneName shall issue such warrants at the end of each fiscal quarter during which N2H2 makes a demand for such warrants to issue. The exercise price shall be three dollars ($3) per common share, and the exercise period shall be seven (7) years from the Effective Date.

         8.2 Example. For example, if N2H2 makes a demand that such warrants should issue, and at the end of such fiscal quarter OneName had a total of 10,000,000 Active Customer registrations, and 3,000,000 of such Active Customer registrations registered through Privacy Filter Products distributed by N2H2, and of those 3,000,000 Active Customer registrations, 900,000 had never been counted before in determining whether warrants had been earned, then OneName would issue warrants to N2H2 for the right to purchase 300,000 common shares. If during the next fiscal quarter N2H2 again makes a demand that such warrants should issue, and at the end of such fiscal quarter OneName had a total of 16,000,000 Active Customer registrations, and 7,000,000 of such Active Customer registrations were registered through Privacy Filter Products distributed by N2H2, and of those 7,000,000 Active Customer registrations, 4,000,000, had never been counted before in determining whether warrants had been earned, then OneName would issue warrants to N2H2 for the right to purchase 800,000 common shares (since 3,000,000 Active Customer registrations had already been counted, only * additional Active Customer registrations could be counted before the * maximum was reached).

9. TIME LIMIT FOR MOST FAVORED NATION BASIS. N2H2 acknowledges that OneName's granting of various rights to N2H2 on a Most Favored Nation Basis can impede the ability of OneName to enter into future agreements, and, as a shareholder of OneName, N2H2 has an interest in limiting such impediment. Therefore, N2H2 agrees that at any time OneName may give N2H2 notice of particular terms and conditions that OneName has with a third party, and, if within 30 days N2H2 does not agree to provide the same benefits to OneName as such third party in order to receive the same terms and conditions, then N2H2 shall be deemed to have waived its Most Favored Nation Basis rights with respect to such terms and conditions with respect to such third party.

10. PAYMENTS; AUDIT RIGHTS.

         10.1 Due Dates. Within 45 days after the end of each fiscal quarter OneName shall submit to N2H2 a report showing the amount owed under Sections 6.2 and 7.2 above, as well as the applicable payment. All other payments due from one party to the other shall be made in U.S. dollars within thirty (30) days of the date of invoice. All payments not made within such thirty (30) day period shall accrue interest at the rate of 1% per month or the maximum amount allowed by applicable law, whichever is less.

         10.2 Records and Audits. Each party (in such case the "Audited Party") agrees to maintain books and records relating to the activities under this Agreement in accordance with generally accepted accounting principles. Either party (in such case the "Auditing Party") shall have the right to conduct, at its expense and no more than once per fiscal quarter, an audit of such books and records of the Audited Party during regular business hours upon at least ten
(10) business days' advance notice. Audits shall be for the sole purpose of determining whether amounts payable pursuant to this Agreement have been properly calculated and paid. In the event that such an audit reveals any underpayment to the Auditing Party, the


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Audited Party shall immediately reimburse the Auditing Party for all underpaid amounts. If the underpayment is greater than 5%, the Audited Party shall pay the reasonable costs of that audit.

11. WARRANTIES. Each party warrants to the other that (i) it shall perform its obligations under this Agreement with due care and diligence; (ii) it has the right and authority to enter into this Agreement; and (iii) its performance under this Agreement shall not violate any applicable law or regulations. EXCEPT AS EXPRESSLY STATED HEREIN, THE PARTIES MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE.

12. INDEMNIFICATION. Each party shall indemnify and hold harmless the other from and against any and all claims, demands, actions, suits, losses, liabilities, damages, injuries, fines, penalties, costs and expenses including, without limitation, reasonable attorneys' fees, arising out of a breach of its warranties provided in Section 11 above, provided that the party claiming a right of indemnification promptly notifies the other party (the "Indemnifying Party") in writing of the claim and allows the Indemnifying Party to control the defense and all related settlement negotiations.

13. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR COVER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14. TERM AND TERMINATION.

         14.1 Term and Termination. The term of this Agreement shall be for three (3) years after the Effective Date. This Agreement may be terminated by a party for cause immediately by written notice if the other party breaches any material provision of this Agreement and fails to cure such breach within thirty
(30) days of written notice thereof.

         14.2 Effect of Termination. Upon expiration or termination of this Agreement, each party shall remit all payments accrued but unpaid as of the effective date of termination to the other party within thirty (30) days of such termination and issue warrants earned prior to termination. Upon termination, each party will destroy or return to the other party materials of the other party, or copies thereof, in its possession or under its control. Sections 2, 5, and 10 through 16, shall survive termination of this Agreement.

15. CONFIDENTIALITY. Each party agrees that during the existence of this Agreement and thereafter it will hold in strictest confidence, and will not use or disclose to any third party, any Confidential Information of the other party. The term "Confidential Information" shall mean all non-public information, whether business or technical in nature, that the other party designates as being confidential, or which under the circumstances of disclosure ought to be treated as confidential. If either party has any questions as to what comprises Confidential Information of the other party, it agrees to consult with such other party. "Confidential Information" shall not include information that was known to the receiving party prior to disclosure, information that is or becomes publicly available through no fault of the receiving party, or information that is required to be disclosed by applicable law.

16. GENERAL PROVISIONS. This Agreement shall be governed by the laws of the State of Washington without regard to its conflicts of laws rules, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is hereby excluded. Failure of either party to perform, if occasioned in whole or in part by any act of God, act of governmental authority, or any other occurrence, act or thing beyond the reasonable control of that party, shall excuse that party from its obligation to perform when due and shall suspend its performance until such time as its performance can reasonably be undertaken. This Agreement is one between independent contractors, and shall not create the relationship of employer and employee, a partnership, joint venture, or any agency relationship between the parties. Neither party shall assign this Agreement or any rights hereunder without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that either party may assign this Agreement to an entity which succeeds by operation of law to, or otherwise acquires substantially all of the assets of such party, or into which such party is merged, and which assumes such party's obligations hereunder. This Agreement is intended to be the parties' complete, integrated expression


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of the terms of their agreement with respect to its subject matters, and any prior agreements or understandings with respect to such subject matters are superseded hereby and fully merged herein. All exhibits attached hereto are incorporated herein by this reference. All notices and demands hereunder shall be in writing and shall be served by personal service, courier, or certified mail return receipt requested, to the address of the receiving party set forth in the first paragraph above (or at such different address as may be designated by such party by written notice to the other party). All such notices and demands shall be deemed given upon receipt. No waiver of any term or provision of this Agreement or right hereunder shall be valid unless the waiver is in writing and signed by the waiving party. No waiver of failure to enforce any provision or right hereunder shall be deemed to be a waiver of the same or any other provision or right in any other instance. If any provision of this Agreement shall be found to be unenforceable, the remainder of this Agreement shall not be affected. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement shall be deemed to be an original.

17. INSURANCE. Each party shall maintain at its own expense in full force and effect at all times during which the Cobranded Products are being sold, with a responsible insurance carrier, at least a $10,000,000 product liability insurance policy with respect to the Cobranded Products. Each party shall name the other as an additional insured and shall provide for at least thirty (30) days prior written notice to the other party of the cancellation or any substantial adverse modification of the policy.

18. PATENTS. For the avoidance of doubt, OneName hereby grants N2H2 a license under all patents now or hereafter owned by OneName to exercise the rights granted to N2H2 under this Agreement.



    IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the Effective Date.

Intermind Corporation ("OneName")                 N2H2, INC. ("N2H2")


By:                                               By:
    --------------------------------------           ---------------------------

Print Name:                                       Print Name:
            ------------------------------                   -------------------

Title:                                            Title:
       -----------------------------------              ------------------------


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